Exhibit 10.21

AMENDMENT ON THE TERMS AND CONDITIONS

GOVERNING PURCHASES

This Agreement made and entered into this day, June 10, 1997, by and between Prime Electronic & Satellite, Inc. (“PESI”), having its principal place of business at 7 Industrial 9 Road, Ping-Cheng Industrial Park, Ping Cheng 324, Tao-Yuan Hsien, Taiwan, R.O.C. Tel: 011-886-3-469-9886, Fax: 011-886-3-469-9887, and Pro Brand International, Inc. (“PBI”), having its principal place of business at 1900 West Oak Circle, Marietta, Georgia 60032, U.S.A.

Both parties agree to the following terms and conditions governing the sales of PESI and the purchase by PBI of products of various models:

1.                        Each product shall carry a warranty for a period of two (2) years from the date of sale by PBI to its customers.

2.                        Each defective unit shall be returned by PBI to PESI for repair or replacement free of charge or expenses during the warranty period.  PBI shall ship these defective units to PESI when it has accumulated one hundred (100) units.  If one percent (1%) or more units fail, PESI agrees to replace these units free of charge.

3.                        One percent (1%) warranty stock, with a minimum of two hundred (200) units, shall be maintained on premises at PBI in Marietta, Georgia, or other locations as may be designated by PBI from time to time.  This shall be in addition to any units in transit for warranty replacement purposes.  Three to four percent (3-4%) of the total number of units shipped to PBI will be added as warranty stock, with one percent (1%) of each shipment thereafter until a minimum of two hundred (200) units of warranty stock is reached.  Upon notification by PBI of any depletion of this warranty stock due to warranty replacement to PBI customers, PESI shall make up each deficiency of warranty stock following the shipping arrangement specified in this paragraph.

4.                        Should warranty units not be available via returns and/or warranty stock to allow immediate exchange for any and all defective units, new units will be provided by PBI to its customers and PESI shall provide new units to PBI as compensation.

5.                        Should PBI’s quality control tests identify any one hundred (100) unit lot of products to have two percent (2%) or greater failure rate, an additional one hundred (100) unit lot shall be tested.  If the additional lot tested also has a two percent (2%) or greater failure rate, all units within that shipment will undergo quality control testing.  PESI will pay the full expenses of testing related to that shipment which must undergo quality control testing.

6.                        Failure rate based on a particular symptom equal to or in excess of one percent (1%) per shipment over the two year warranty period shall be deemed an epidemic failure.  Actions necessary to correct this epidemic failure shall be at the discretion of PBI.  The first course of action shall be a recall and replacement of lots affected by the defect at the total expense of PESI, including any additional costs necessary to rebuild confidence in the PESI product.  The manner of execution of this and all other actions will be such that interests of both PESI and PBI will be accommodated as much as possible, thereby preserving both business relationship between the parties and the market for their products.

7.                        PESI must notify PBI of anticipated delays in product deliveries at least thirty (30) days prior to scheduled delivery dates.  Deliveries delayed over seven (7) days from original or amended date of delivery due to PESI’s fault are subject to air shipment at PESI’s expense.

8.                        PESI shall allow PBI to revise the quantity upward or downward on confirmed orders by a maximum of twenty percent (20%).  However, a written notification of such revision shall be issued by PBI to PESI no later than thirty (30) days prior to the scheduled/revised delivery date.

9.                        Any revision to product specification and/or scheduled delivery date shall require written notice from PBI to PESI no later than thirty (30) days prior to the scheduled/revised delivery date.

10.                  PBI will have the exclusive right of sale of PESI products throughout the geographical territory, including North America, Central and South America.  These exclusivity rights specifically prohibit PESI or any employee of PESI from selling or attempting to sell any product to any customer other than PBI, including, but not limited to, OEM customers, distributors, dealers and individuals, within the geographical territory mentioned above.  Actions necessary to correct any such lapse by PESI or its employees shall include, but not be limited to, PESI’s reimbursement to PBI of the purchase order quantity at the PBI’s established price for that customer.  If PBI does not have a relationship with that distributor, dealer or individual, PBI may establish a compensatory price based upon PBI’s established customer base.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

PRIME ELECTRONICS & SATELLITE		PRO BRAND INTERNATIONAL, INC.

By:	/s/ Mark Hsu	By:	/s/ Cecilia Shou
Chairman		Cecilia Shou, President

Date:	6/16/97	Date:	6/16/97